Exhibit 99.6

PART I —   FINANCIAL INFORMATION

Item 1. Financial Statements (unaudited)

Kansas City Southern and Subsidiaries

Consolidated Statements of Operations

	Three Months Ended		Nine Months Ended
	September 30,		September 30,

	2021	2020	2021	2020

	(In millions, except share and per share amounts) (Unaudited)
Revenues	$744.0	$659.6	$2,199.5	$1,939.2

Operating expenses:
Compensation and benefits	133.3	117.4	391.2	354.6
Purchased services	51.4	47.3	161.0	145.2
Fuel	78.0	50.8	227.9	165.2
Equipment costs	19.6	23.9	64.8	63.9
Depreciation and amortization	90.5	89.2	273.7	267.9
Materials and other	82.8	59.0	231.1	184.7
Merger costs	36.5	—	776.6	—
Restructuring charges	—	0.5	—	17.0

Total operating expenses	492.1	388.1	2,126.3	1,198.5

Operating income	251.9	271.5	73.2	740.7
Equity in net earnings (losses) of affiliates	3.8	(1.3)	13.2	(0.1)
Interest expense	(39.0)	(39.5)	(117.1)	(111.8)
Foreign exchange gain (loss)	(0.5)	7.7	(1.0)	(44.0)
Other income, net	0.5	0.3	0.7	2.5

Income (loss) before income taxes	216.7	238.7	(31.0)	587.3
Income tax expense	60.2	48.5	37.1	134.5

Net income (loss)	156.5	190.2	(68.1)	452.8
Less: Net income attributable to noncontrolling interest	0.3	0.4	1.2	1.5

Net income (loss) attributable to Kansas City Southern and subsidiaries	156.2	189.8	(69.3)	451.3
Preferred stock dividends	0.1	0.1	0.2	0.2

Net income (loss) available to common stockholders	$156.1	$189.7	$(69.5)	$451.1

Earnings (loss) per share:
Basic earnings (loss) per share	$1.72	$2.02	$(0.76)	$4.76

Diluted earnings (loss) per share	$1.71	$2.01	$(0.76)	$4.74

Average shares outstanding (in thousands):
Basic	90,806	93,876	90,777	94,672
Effect of dilution	566	504	—	477

Diluted	91,372	94,380	90,777	95,149

See accompanying notes to the unaudited consolidated financial statements.

Kansas City Southern and Subsidiaries

Consolidated Statements of Comprehensive Income (Loss)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2021	2020	2021	2020

	(In millions) (Unaudited)
Net income (loss)	$156.5	$190.2	$(68.1)	$452.8

Other comprehensive income (loss):
Unrealized gain (loss) on interest rate derivative instruments, net of tax of $(0.4) million, $0.7 million, $11.6 million and $3.4 million, respectively	(1.7)	2.6	43.5	12.7
Reclassification adjustment from cash flow hedges included in net income, net of tax of $0.1 million, $0.1 million, $0.3 million and $0.4 million, respectively	0.5	0.6	1.5	1.5
Foreign currency translation adjustments	(0.2)	0.1	(0.1)	(1.4)

Other comprehensive income (loss)	(1.4)	3.3	44.9	12.8

Comprehensive income (loss)	155.1	193.5	(23.2)	465.6
Less: Comprehensive income attributable to noncontrolling interest	0.3	0.4	1.2	1.5

Comprehensive income (loss) attributable to Kansas City Southern and subsidiaries	$154.8	$193.1	$(24.4)	$464.1

See accompanying notes to the unaudited consolidated financial statements.

Kansas City Southern and Subsidiaries

Consolidated Balance Sheets

	September 30, 2021	December 31, 2020

	(In millions, except share and per share amounts)
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$470.0	$188.2
Accounts receivable, net	267.3	247.1
Materials and supplies	128.7	127.2
Other current assets	55.9	63.3

Total current assets	921.9	625.8
Operating lease right-of-use assets	69.3	70.9
Investments	54.6	42.6
Property and equipment (including concession assets), net	9,178.4	8,997.8
Other assets	318.6	226.9

Total assets	$10,542.8	$9,964.0

LIABILITIES AND EQUITY
Current liabilities:
Long-term debt due within one year	$8.7	$6.4
Accounts payable and accrued liabilities	1,266.4	470.0

Total current liabilities	1,275.1	476.4
Long-term operating lease liabilities	45.9	45.4
Long-term debt	3,770.3	3,764.4
Deferred income taxes	1,067.8	1,185.4
Other noncurrent liabilities and deferred credits	150.9	108.8

Total liabilities	6,310.0	5,580.4

Stockholders’ equity:
$25 par, 4% noncumulative, preferred stock, 840,000 shares authorized, 649,736 shares issued; 214,542 and 215,199 shares outstanding at September 30, 2021 and December 31, 2020, respectively	5.4	5.4
$.01 par, common stock, 400,000,000 shares authorized; 123,352,185 shares issued; 90,976,267 and 91,047,107 shares outstanding at September 30, 2021 and December 31, 2020, respectively	0.9	0.9
Additional paid-in capital	923.7	830.9
Retained earnings	2,929.9	3,219.6
Accumulated other comprehensive income	45.3	0.4

Total stockholders’ equity	3,905.2	4,057.2
Noncontrolling interest	327.6	326.4

Total equity	4,232.8	4,383.6

Total liabilities and equity	$10,542.8	$9,964.0

See accompanying notes to the unaudited consolidated financial statements.

Kansas City Southern and Subsidiaries

Consolidated Statements of Cash Flows

	Nine Months Ended
	September 30,
	2021	2020

	(In millions) (Unaudited)
Operating activities:
Net income (loss)	$(68.1)	$452.8
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	273.7	267.9
Deferred income taxes	(129.5)	45.7
Equity in net (earnings) losses of affiliates	(13.2)	0.1
Share-based compensation	20.5	18.6
(Gain) loss on foreign currency derivative instruments	(0.8)	20.6
Foreign exchange loss	1.8	23.4
Merger costs	776.6	—
Restructuring charges	—	17.0
Distributions from affiliates	2.5	2.5
Settlement of foreign currency derivative instruments	(1.9)	(20.4)
Cash payments for merger costs	(2,125.7)	—
Reimbursement of merger termination fees	2,100.0	—
Cash payments for restructuring charges	—	(8.8)
Refundable Mexican value added tax	(41.9)	(27.2)
Changes in working capital items:
Accounts receivable	(25.9)	12.1
Materials and supplies	2.2	22.6
Other current assets	9.2	(21.5)
Accounts payable and accrued liabilities	39.5	18.0
Other, net	11.1	(3.5)

Net cash provided by operating activities	830.1	819.9

Investing activities:
Capital expenditures	(377.7)	(301.6)
Purchase or replacement of assets under operating leases	—	(78.2)
Property investments in MSLLC	(22.3)	(23.4)
Investments in and advances to affiliates	(7.8)	(6.9)
Proceeds from disposal of property	5.5	9.3
Other, net	(5.0)	(12.4)

Net cash used for investing activities	(407.3)	(413.2)

Financing activities:
Proceeds from issuance of long-term debt	—	545.6
Repayment of long-term debt	(5.7)	(11.9)
Dividends paid	(138.4)	(114.7)
Shares repurchased	—	(322.9)
Debt issuance costs paid	—	(6.6)
Proceeds from employee stock plans	4.2	6.6

Net cash provided by (used for) financing activities	(139.9)	96.1

Effect of exchange rate changes on cash	(1.1)	(5.6)

Cash and cash equivalents:
Net increase during each period	281.8	497.2
At beginning of year	188.2	148.8

At end of period	$470.0	$646.0

See accompanying notes to the unaudited consolidated financial statements.

Kansas City Southern and Subsidiaries

Consolidated Statements of Changes in Equity

(in millions, except per share amounts)

(Unaudited)

	$25 Par Preferred Stock	$.01 Par Common Stock	Additional Paid-in Capital	Retained Earnings	Accumulated Other Comprehensive Income	Non- controlling Interest	Total
Balance at December 31, 2020	$5.4	$0.9	$830.9	$3,219.6	$0.4	$326.4	$4,383.6

Net income				153.0		0.4	153.4
Other comprehensive income					79.4		79.4
Dividends on common stock ($0.54/share)			—	(49.1)			(49.1)
Dividends on $25 par preferred stock ($0.25/share)				—			—
Share repurchases	—	—	(2.1)	(72.9)			(75.0)
Settlement of forward contract for accelerated share repurchases			75.0				75.0
Options exercised and stock subscribed, net of shares withheld for employee taxes		—	(3.0)				(3.0)
Share-based compensation			8.2				8.2

Balance at March 31, 2021	5.4	0.9	909.0	3,250.6	79.8	326.8	4,572.5

Net income (loss)				(378.5)		0.5	(378.0)
Other comprehensive loss					(33.1)		(33.1)
Dividends on common stock ($0.54/share)			—	(49.1)			(49.1)
Dividends on $25 par preferred stock ($0.25/share)				(0.1)			(0.1)
Options exercised and stock subscribed, net of shares withheld for employee taxes		—	(2.0)				(2.0)
Share-based compensation			6.2				6.2

Balance at June 30, 2021	5.4	0.9	913.2	2,822.9	46.7	327.3	4,116.4

Net income				156.2		0.3	156.5
Other comprehensive loss					(1.4)		(1.4)
Dividends on common stock ($0.54/share)			—	(49.1)			(49.1)
Dividends on $25 par preferred stock ($0.25/share)				(0.1)			(0.1)
Options exercised and stock subscribed, net of shares withheld for employee taxes		—	4.4				4.4
Share-based compensation			6.1				6.1

Balance at September 30, 2021	$5.4	$0.9	$923.7	$2,929.9	$45.3	$327.6	$4,232.8

See accompanying notes to the unaudited consolidated financial statements.

Kansas City Southern and Subsidiaries

Consolidated Statements of Changes in Equity

(in millions, except per share amounts)

(Unaudited)

	$25 Par Preferred Stock	$.01 Par Common Stock	Additional Paid-in Capital	Retained Earnings	Accumulated Other Comprehensive Income (Loss)	Non- controlling Interest	Total
Balance at December 31, 2019	$5.6	$1.0	$843.7	$3,601.3	$(29.1)	$323.4	$4,745.9

Net income				151.8		0.5	152.3
Other comprehensive income					3.6		3.6
Dividends on common stock ($0.40/share)			—	(38.2)			(38.2)
Dividends on $25 par preferred stock ($0.25/share)				(0.1)			(0.1)
Share repurchases		—	(11.4)	(182.8)			(194.2)
Settlement of forward contract for accelerated share repurchases			82.5				82.5
Options exercised and stock subscribed, net of shares withheld for employee taxes		—	(0.1)				(0.1)
Share-based compensation			10.3				10.3

Balance at March 31, 2020	5.6	1.0	925.0	3,532.0	(25.5)	323.9	4,762.0

Net income				109.7		0.6	110.3
Other comprehensive income					5.9		5.9
Dividends on common stock ($0.40/share)			—	(37.8)			(37.8)
Dividends on $25 par preferred stock ($0.25/share)				—			—
Share repurchases	—	—	(6.8)	(93.2)			(100.0)
Options exercised and stock subscribed, net of shares withheld for employee taxes		—	(0.3)				(0.3)
Share-based compensation			4.9				4.9

Balance at June 30, 2020	5.6	1.0	922.8	3,510.7	(19.6)	324.5	4,745.0

Net income				189.8		0.4	190.2
Other comprehensive income					3.3		3.3
Contribution from noncontrolling interest						0.9	0.9
Dividends on common stock ($0.40/share)			—	(37.6)			(37.6)
Dividends on $25 par preferred stock ($0.25/share)				(0.1)			(0.1)
Share repurchases	(0.1)	—	(6.5)	(110.5)			(117.1)
Options exercised and stock subscribed, net of shares withheld for employee taxes		—	3.9				3.9
Share-based compensation			5.4				5.4

Balance at September 30, 2020	5.5	1.0	925.6	3,552.3	(16.3)	325.8	4,793.9

Net income				165.7		0.6	166.3
Other comprehensive income					16.7		16.7
Dividends on common stock ($0.44/share)			—	(40.1)			(40.1)
Dividends on $25 par preferred stock ($0.25/share)				—			—
Share repurchases	(0.1)	(0.1)	(26.6)	(458.3)			(485.1)
Forward contract for accelerated share repurchases			(75.0)				(75.0)
Options exercised and stock subscribed, net of shares withheld for employee taxes		—	2.7				2.7
Share-based compensation			4.2				4.2

Balance at December 31, 2020	$5.4	$0.9	$830.9	$3,219.6	$0.4	$326.4	$4,383.6

See accompanying notes to the unaudited consolidated financial statements.

Kansas City Southern and Subsidiaries

Notes to the Unaudited Consolidated Financial Statements

For purposes of this Quarterly Report on Form 10-Q, “KCS” or the “Company” may refer to Kansas City Southern or, as the context requires, to one or more subsidiaries of Kansas City Southern.

1. Basis of Presentation

In the opinion of the management of KCS, the accompanying unaudited consolidated financial statements contain all adjustments (consisting of normal and recurring adjustments) necessary to reflect a fair statement of the results for interim periods in accordance with U.S. generally accepted accounting principles (“U.S. GAAP”). Pursuant to the rules and regulations of the Securities and Exchange Commission (“SEC”), certain information and note disclosures normally included in financial statements prepared in accordance with U.S. GAAP have been condensed or omitted. These consolidated financial statements should be read in conjunction with the consolidated financial statements and accompanying notes included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2020. The results of operations for the three and nine months ended September 30, 2021, are not necessarily indicative of the results to be expected for the full year ending December 31, 2021.

2. Merger Agreement

On March 21, 2021, KCS entered into a merger agreement with Canadian Pacific Railway Limited (“CP”), a Canadian corporation, under which CP agreed to acquire KCS in a stock and cash transaction valued at $275 per common share. On May 6, 2021, the Surface Transportation Board (“STB”) unanimously approved the use of a voting trust for CP’s proposed merger with KCS. The voting trust permits KCS to maintain its independence and protect its financial health during the STB’s review of the ultimate merger as well as enable KCS stockholders to receive the value of their shares, even if the STB ultimately rejected the merger.

On April 20, 2021, KCS received an unsolicited merger proposal valued at $325 per common share from Canadian National Railway Company (“CN”), a Canadian corporation, which, after negotiation with and a revised proposal from CN, was determined on May 13, 2021 by the Company’s board of directors to be a superior proposal as defined by the CP merger agreement. On May 21, 2021, KCS terminated the CP merger agreement and paid CP a merger termination fee of $700.0 million, which was recognized in merger costs within the consolidated statements of operations.

On May 21, 2021, KCS and CN entered into a merger agreement (the “CN merger agreement”), and a U.S. affiliate of CN paid KCS $700.0 million as reimbursement for the termination fee paid to CP. KCS was obligated to repay the termination fee to CN under certain circumstances, including but not limited to, if KCS were to terminate the CN merger agreement to accept a superior proposal as defined by the CN merger agreement. As a result, the $700.0 million reimbursement from CN was recognized in accounts payable and accrued liabilities within the consolidated balance sheet. In addition, KCS was obligated to pay CN a termination fee of $700.0 million to terminate the CN merger agreement.

On August 10, 2021, KCS received an unsolicited merger proposal from CP to acquire KCS in a stock and cash transaction valued at $300 per common share. On August 12, 2021, the Company’s board of directors determined that the CP proposal did not constitute a superior proposal as defined by the CN merger agreement.

On August 31, 2021, the STB unanimously rejected the use of a voting trust in the proposed merger between CN and KCS. Shortly thereafter, CP reaffirmed its August 10th proposal to acquire KCS for a then estimated value of $300 per common share, which, after negotiation with CP, the Company’s board of directors determined to be a superior proposal as defined by the CN merger agreement. On September 15, 2021, KCS terminated the CN merger agreement and paid CN $1,400.0 million, which included (1) a $700.0 million merger termination fee recognized in merger costs within the consolidated statements of operations and (2) reimbursement of the CN payment for the CP termination fee of $700.0 million recognized as a reduction to accounts payable and accrued liabilities within the consolidated balance sheet.

On September 15, 2021, KCS and CP entered into a merger agreement (the “Merger Agreement”) and CP paid KCS $1,400.0 million, which included (1) $700.0 million for reimbursement of the CP termination fee recognized as a reduction of merger costs and (2) $700.0 million for reimbursement of the termination fee paid to CN. KCS is obligated to repay the $700.0 million CN termination fee to CP under certain circumstances, including but not limited to, if KCS were to terminate the Merger Agreement to accept a superior proposal as defined by the Merger Agreement. As a result, the $700.0 million reimbursement from CP was recognized in accounts payable and accrued liabilities within the consolidated balance sheet. In addition, KCS would be required to pay CP a termination fee of $700.0 million to terminate the Merger Agreement.

On September 30, 2021, in response to the revised merger notice filed by CP in connection with the Merger Agreement, the STB reconfirmed its prior decision approving the use of the voting trust in the Merger Agreement.

Upon completion of the merger (the “Merger”) the ownership interest of KCS would then be deposited into a voting trust subject to a voting trust agreement (the “Voting Trust Transaction”). Each share of common stock, par value $0.01 per share, of KCS that is outstanding immediately prior to the Merger will be converted into the right to receive (1) 2.884 common shares of CP and (2) $90 in cash (together, the “Merger Consideration”), and each share of preferred stock, par value $25 per share, that is outstanding immediately prior to the Merger will be converted into the right to receive $37.50 in cash.

Subject to receipt of regulatory clearances, approval by stockholders of KCS and shareholders of CP, and other customary closing conditions, the completion of the Voting Trust Transaction is currently expected to occur in the first quarter of 2022, and upon completion, KCS stockholders are expected to own approximately 28% of CP’s outstanding common shares. KCS’s management and its board of directors will continue to manage KCS while it is in the voting trust, pursuing KCS’s independent business plan and growth strategies. Final control approval from the STB and other applicable regulatory authorities is expected to be completed in the second half of 2022.

For the three and nine months ended September 30, 2021, KCS incurred $36.5 million and $776.6 million, respectively, of merger-related costs. For the three months ended September 30, 2021, the merger costs primarily related to compensation and benefits costs and legal fees. For the nine months ended September 30, 2021, merger costs included the fee associated with the termination of the CN merger agreement by KCS of $700.0 million, in addition to compensation and benefits costs and bankers’ and legal fees. These merger-related costs were recognized in merger costs within the consolidated statements of operations.

On September 30, 2021, KCS entered into a letter waiver with lenders to the KCS revolving credit facility to waive the events of default that would occur under the KCS revolving credit facility as a result of the change of control that would arise upon consummation of the Voting Trust Transaction and as a result of CP obtaining control of KCS following final approval of the transaction by the STB.

3. Revenue

Disaggregation of Revenue

The following table presents revenues disaggregated by the major commodity groups as well as the product types included within the major commodity groups (in millions). The Company believes disaggregation by product type best depicts how cash flows are affected by economic factors. See Note 12 for revenues by geographical area.

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2021	2020	2021	2020
Chemical & Petroleum
Chemicals	$71.0	$60.1	$196.4	$174.8
Petroleum	93.7	95.1	361.8	261.5
Plastics	39.4	36.7	109.7	112.7

Total	204.1	191.9	667.9	549.0

Industrial & Consumer Products
Forest Products	71.6	59.6	191.9	186.3
Metals & Scrap	54.1	41.5	151.4	144.2
Other	33.3	25.3	94.3	75.5

Total	159.0	126.4	437.6	406.0

Agriculture & Minerals
Grain	87.0	74.6	250.6	216.5
Food Products	35.4	38.2	109.0	119.9
Ores & Minerals	7.5	5.5	18.8	16.6
Stone, Clay & Glass	9.9	7.0	25.7	21.2

Total	139.8	125.3	404.1	374.2

Energy
Utility Coal	45.8	28.9	108.7	75.7
Coal & Petroleum Coke	12.8	10.2	35.2	31.3
Frac Sand	4.0	2.3	11.6	7.8
Crude Oil	12.0	5.4	31.1	27.6

Total	74.6	46.8	186.6	142.4

Intermodal	86.9	89.1	259.3	241.3

Automotive	40.1	48.5	133.6	118.0

Total Freight Revenues	704.5	628.0	2,089.1	1,830.9
Other Revenue	39.5	31.6	110.4	108.3

Total Revenues	$744.0	$659.6	$2,199.5	$1,939.2

Contract Balances

The amount of revenue recognized in the third quarter of 2021 from performance obligations partially satisfied in previous periods was $28.5 million. The performance obligations that were unsatisfied or partially satisfied as of September 30, 2021, were $19.5 million, which represents in-transit shipments that are fully satisfied the following month.

A receivable is any unconditional right to consideration, and is recognized as shipments have been completed and the relating performance obligation has been fully satisfied. At September 30, 2021 and December 31, 2020, the accounts receivable, net balance was $267.3 million and $247.1 million, respectively. Contract assets represent a conditional right to consideration in exchange for goods or services. The Company did not have any contract assets at September 30, 2021 and December 31, 2020.

Contract liabilities represent consideration received in advance from customers, and are recognized as revenue over time as the relating performance obligation is satisfied. The amount of revenue recognized in the third quarter of 2021 that was included in the opening contract liability balance was $9.6 million. The Company has recognized contract liabilities in the accounts payable and accrued liabilities financial statement caption within the consolidated balance sheets. These are considered current liabilities as they will be settled in less than 12 months.

The following tables summarize the changes in contract liabilities (in millions):

Contract liabilities

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2021	2020	2021	2020
Beginning balance	$19.7	$16.1	$29.9	$30.5
Revenue recognized that was included in the contract liability balance at the beginning of the period	(9.6)	(9.6)	(25.3)	(28.2)
Increases due to consideration received, excluding amounts recognized as revenue during the period	2.4	2.1	7.9	6.3

Ending balance	$12.5	$8.6	$12.5	$8.6

4. Earnings (Loss) Per Share Data

Basic earnings (loss) per common share is computed by dividing net income (loss) available to common stockholders by the weighted-average number of common shares outstanding for the period. Diluted earnings (loss) per share adjusts basic earnings (loss) per common share for the effects of potentially dilutive common shares, if the effect is not anti-dilutive. Potentially dilutive common shares include the dilutive effects of shares issuable under the stock option and performance award plans.

The following table reconciles the basic earnings (loss) per share computation to the diluted earnings (loss) per share computation (in millions, except share and per share amounts):

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2021	2020	2021	2020
Net income (loss) available to common stockholders for purposes of computing basic and diluted earnings (loss) per share	$156.1	$189.7	$(69.5)	$451.1

Weighted-average number of shares outstanding (in thousands):
Basic shares	90,806	93,876	90,777	94,672
Effect of dilution	566	504	—	477

Diluted shares	91,372	94,380	90,777	95,149

Earnings (loss) per share:
Basic earnings (loss) per share	$1.72	$2.02	$(0.76)	$4.76

Diluted earnings (loss) per share	$1.71	$2.01	$(0.76)	$4.74

Potentially dilutive shares excluded from the calculation (in thousands):

Stock options excluded as their inclusion would be anti-dilutive	—	72	562	72

For the nine months ended September 30, 2021, 561,746 shares were excluded from the computation of diluted shares because the impact would have been anti-dilutive due to the loss reported during the period.

5. Property and Equipment (including Concession Assets)

Property and equipment, including concession assets, and related accumulated depreciation and amortization are summarized below (in millions):

	September 30, 2021	December 31, 2020
Land	$242.9	$227.5
Concession land rights	141.1	141.1
Road property	8,337.2	8,174.4
Equipment	2,809.5	2,764.6
Technology and other	369.8	372.6
Construction in progress	341.0	221.9

Total property	12,241.5	11,902.1
Accumulated depreciation and amortization	3,063.1	2,904.3

Property and equipment (including concession assets), net	$9,178.4	$8,997.8

Concession assets, net of accumulated amortization of $724.3 million and $709.7 million, totaled $2,442.0 million and $2,383.5 million at September 30, 2021 and December 31, 2020, respectively.

6. Fair Value Measurements

The Company’s derivative financial instruments are measured at fair value on a recurring basis and consist of foreign currency forward contracts and treasury lock agreements, which are classified as Level 2 valuations. The Company determines the fair value of its derivative financial instrument positions based upon pricing models using inputs observed from actively quoted markets and also takes into consideration the contract terms as well as other inputs, including market currency exchange rates and in the case of option contracts, volatility, the risk-free interest rate and the time to expiration.

The Company’s short-term financial instruments include cash and cash equivalents, accounts receivable, accounts payable and short-term borrowings. The carrying value of the short-term financial instruments approximates their fair value.

The fair value of the Company’s debt is estimated using quoted market prices when available. When quoted market prices are not available, fair value is estimated based on current market interest rates for debt with similar maturities and credit quality. The carrying value of the Company’s debt was $3,779.0 million and $3,770.8 million at September 30, 2021 and December 31, 2020, respectively. If the Company’s debt were measured at fair value, the fair value measurements of the individual debt instruments would have been classified as Level 2 in the fair value hierarchy.

The fair value of the Company’s financial instruments is presented in the following table (in millions):

	September 30, 2021	December 31, 2020
	Level 2	Level 2
Assets
Treasury lock agreements	$90.7	$35.6
Foreign currency derivative instruments	2.7	—
Liabilities
Debt instruments	4,305.7	4,368.6

7. Derivative Instruments

The Company enters into derivative transactions in certain situations based on management’s assessment of current market conditions and perceived risks. Management intends to respond to evolving business and market conditions and in doing so, may enter into such transactions as deemed appropriate.

Credit Risk. As a result of the use of derivative instruments, the Company is exposed to counterparty credit risk. The Company manages this risk by limiting its counterparties to large financial institutions which meet the Company’s credit rating standards and have an established banking relationship with the Company. As of September 30, 2021, the Company did not expect any losses as a result of default of its counterparties.

Interest Rate Derivative Instruments. In March 2020, the Company executed three 30-year treasury lock agreements with an aggregate notional value of $400.0 million and a weighted average interest rate of 1.45%, and in November 2020, the Company executed three 30-year treasury lock agreements with an aggregate notional value of $250.0 million and a weighted-average interest rate of 1.78%. The purpose of the treasury locks is to hedge the U.S. Treasury benchmark interest rate associated with future interest payments related to the anticipated refinancing of the $444.7 million principal amount of 3.00% senior notes due May 15, 2023 (the “3.00% Senior Notes”) and the $200.0 million principal amount of 3.85% senior notes due November 15, 2023 (the “3.85% Senior Notes”). The Company has designated the treasury locks as cash flow hedges and recorded unrealized gains and losses in accumulated other comprehensive income (loss). For the three and nine months ended September 30, 2021, the unrealized gain of $90.7 million recognized in accumulated other comprehensive income decreased by $2.1 million and increased by $55.1 million, respectively, from the balances at June 30, 2021 and December 31, 2020, reflecting a change in the value of the treasury locks as U.S. treasury rates rose during the first quarter of 2021, and then fell during the second and third quarters of 2021. Upon settlement, the unrealized gain or loss in accumulated other comprehensive income (loss) will be amortized to interest expense over the life of the future underlying debt issuance.

Foreign Currency Derivative Instruments. The Company’s Mexican subsidiaries have net U.S. dollar-denominated monetary liabilities which, for Mexican income tax purposes, are subject to periodic revaluation based on changes in the value of the Mexican peso against the U.S dollar. This revaluation creates fluctuations in the Company’s Mexican income tax expense in the consolidated statements of operations and the amount of income taxes paid in Mexico. The Company also has net monetary assets denominated in Mexican pesos that are subject to periodic re-measurement and settlement that create fluctuations in foreign currency gains and losses in the consolidated statements of operations. The Company hedges its net exposure to foreign currency fluctuations in earnings by entering into foreign currency forward contracts. The foreign currency forward contracts involve the Company’s agreement to buy or sell pesos at an agreed-upon exchange rate on a future date.

Below is a summary of the Company’s 2021 and 2020 foreign currency derivative contracts (amounts in millions, except Ps./USD):

Foreign currency forward contracts

	Contracts to sell Ps./receive USD					Offsetting contracts to purchase Ps./pay USD

	Notional amount	Notional amount		Weighted- average exchange rate (in Ps./USD)		Notional amount	Notional amount	Weighted- average exchange rate (in Ps./USD)	Cash received/(paid) on settlement
Contracts executed in 2021 and outstanding	$200.0	Ps.	4,127.6	Ps.	20.6	—	—	—	—
Contracts executed in 2020 and settled in 2020	$75.0	Ps.	1,555.5	Ps.	20.7	$78.0	Ps.1,555.5	Ps.20.0	$(2.9)

	Contracts to purchase Ps./pay USD					Offsetting contracts to sell Ps./receive USD

	Notional amount	Notional amount		Weighted- average exchange rate (in Ps./USD)		Notional amount	Notional amount		Weighted- average exchange rate (in Ps./USD)		Cash received/(paid) on settlement
Contracts executed in 2021 and settled in 2021	$100.0	Ps.	1,993.5	Ps.	19.9	$98.1	Ps.	1,993.5	Ps.	20.3	$(1.9)
Contracts executed in 2020 and settled in 2020 (i)	$555.0	Ps.	11,254.3	Ps.	20.3	$534.3	Ps.	11,254.3	Ps.	21.1	$(20.7)
Contracts executed in 2019 and settled in 2020 (ii)	$105.0	Ps.	2,041.2	Ps.	19.4	$108.6	Ps.	2,041.2	Ps.	18.8	$3.6

(i)	During the nine months ended September 30, 2020, the Company settled $535.0 million of these forward contracts, resulting in cash paid of $24.0 million.
(ii)	During the nine months ended September 30, 2020, the Company settled $105.0 million of these forward contracts, resulting in cash received of $3.6 million.

The Company has not designated any of the foreign currency derivative contracts as hedging instruments for accounting purposes. The Company measures the foreign currency derivative contracts at fair value each period and recognizes any change in fair value in foreign exchange gain (loss) within the consolidated statements of operations. The cash flows associated with these instruments is classified as an operating activity within the consolidated statements of cash flows.

Offsetting. The Company’s treasury lock agreements and foreign currency forward contracts are executed with counterparties in the U.S. and are governed by International Swaps and Derivatives Association agreements that include standard netting arrangements. Asset and liability positions from contracts with the same counterparty are net settled upon maturity/expiration and presented on a net basis in the consolidated balance sheets prior to settlement.

The following tables present the fair value of derivative instruments included in the Consolidated Balance Sheets (in millions):

	Derivative Assets
	Balance Sheet Location	September 30, 2021	December 31, 2020
Derivatives designated as hedging instruments:
Treasury lock agreements	Other assets	$90.7	$35.6
Total derivatives designated as hedging instruments		90.7	35.6

Derivatives not designated as hedging instruments:
Foreign currency forward contracts	Other current assets	2.7	—

Total derivatives not designated as hedging instruments		2.7	—

Total derivative assets		$93.4	$35.6

The following table summarizes the gross and net fair value of derivative assets (in millions):

As of September 30, 2021	Gross Assets	Gross Liabilities	Net Amounts Presented in the Consolidated Balance Sheets
Derivatives subject to a master netting arrangement or similar agreement As of December 31, 2020	$94.2	$(0.8)	$93.4

Derivatives subject to a master netting arrangement or similar agreement	$35.6	$—	$35.6

The following table presents the effects of derivative instruments on the Consolidated Statements of Operations and Consolidated Statements of Comprehensive Income (Loss) for the three months ended September 30 (in millions):

Derivatives in Cash Flow Hedging Relationships	Amount of Gain/(Loss) Recognized in OCI on Derivative		Location of Gain/(Loss) Reclassified from AOCI into Income	Amount of Gain/(Loss) Reclassified from AOCI into Income
	2021	2020		2021	2020
Treasury lock agreements	$(2.1)	$3.3	Interest expense	$(0.6)	$(0.7)

Total	$(2.1)	$3.3		$(0.6)	$(0.7)

Derivatives Not Designated as Hedging Instruments	Location of Gain/(Loss) Recognized in Income on Derivative	Amount of Gain/(Loss) Recognized in Income on Derivative
		2021	2020
Foreign currency forward contracts	Foreign exchange gain (loss)	$4.9	$6.7

Total		$4.9	$6.7

The following table presents the effects of derivative instruments on the Consolidated Statements of Operations and Consolidated Statements of Comprehensive Income (Loss) for the nine months ended September 30 (in millions):

Derivatives in Cash Flow Hedging Relationships	Amount of Gain/(Loss) Recognized in OCI on Derivative		Location of Gain/(Loss) Reclassified from AOCI into Income	Amount of Gain/(Loss) Reclassified from AOCI into Income
	2021	2020		2021	2020
Treasury lock agreements	$55.1	$16.1	Interest expense	$(1.8)	$(1.9)

Total	$55.1	$16.1		$(1.8)	$(1.9)

Derivatives Not Designated as Hedging Instruments	Location of Gain/(Loss) Recognized in Income on Derivative	Amount of Gain/(Loss) Recognized in Income on Derivative
		2021	2020
Foreign currency forward contracts	Foreign exchange gain (loss)	$0.8	$(20.6)

Total		$0.8	$(20.6)

See Note 6, Fair Value Measurements, for the determination of the fair values of derivatives.

8. Short-Term Borrowings

Commercial Paper. The Company’s commercial paper program generally serves as the primary means of short-term funding. As of September 30, 2021 and December 31, 2020, KCS had no commercial paper outstanding. For the nine months ended September 30, 2021 and 2020, any commercial paper borrowings were outstanding for less than 90 days and the related activity is presented on a net basis in the consolidated statements of cash flows.

9. Share Repurchases

In November 2020, the Company announced a new common share repurchase program authorizing the Company to purchase up to $3.0 billion of its outstanding shares of common stock through December 31, 2023 (the “2020 Program”). Share repurchases may be made in the open market, through privately negotiated transactions, or through accelerated share repurchase (“ASR”) transactions. The 2020 Program replaced KCS’s $2.0 billion common share repurchase program announced on November 12, 2019 (the “2019 Program”).

Under an ASR agreement, the Company pays a specified amount to a financial institution and receives an initial delivery of shares. The final number and total cost of shares repurchased are then based on the volume-weighted average price of the Company’s common stock during the term of the agreements. The transactions are accounted for as equity transactions with any excess of repurchase price over par value allocated between additional paid-in capital and retained earnings. At the time the shares are received, there is an immediate reduction in the weighted-average number of shares outstanding for purposes of the basic and diluted earnings per share computation.

During the fourth quarter of 2020, the Company paid $500.0 million for two ASR agreements under the 2019 Program and received an aggregate initial delivery of shares, which represented approximately 85% of the total shares to be received under the agreements. The final number and total cost of shares repurchased was then based on the volume-weighted-average price of the Company’s common stock during the term of the agreements, which were settled in January 2021. The terms of the ASR agreements, structured as outlined above, were as follows:

Third Party Institution	Agreement Date	Settlement Date	Total Amount of Agreement (in millions)	Initial Shares Delivered	Fair Market Value of Initial Shares (in millions)	Additional Shares Delivered	Fair Market Value of Additional Shares (in millions)	Total Shares Delivered	Weighted- Average Price Per Share
ASR Agreement #1	October 2020	January 2021	$250.0	1,187,084	$212.5	116,314	$37.5	1,303,398	$191.81
ASR Agreement #2	October 2020	January 2021	$250.0	1,187,084	$212.5	117,088	$37.5	1,304,172	$191.69

Total			$500.0	2,374,168	$425.0	233,402	$75.0	2,607,570	$191.75

During the three months ended March 31, 2021, KCS received 233,402 shares of common stock as final settlement of the forward contracts totaling $75.0 million under the ASR agreements entered into during October 2020 under the 2019 Program. The final weighted-average price per share of the shares repurchased under these ASR agreements was $191.75. The excess of repurchase price over par value was allocated between additional paid-in capital and retained earnings.

The Company terminated its share repurchase program upon entering into its initial merger agreement with CP in March 2021.

10. Refundable Mexican Value Added Tax

Kansas City Southern de México, S.A. de C.V. (“KCSM”) is not required to charge its customers value added tax (“VAT”) on international import or export transportation services, resulting in KCSM paying more VAT on its expenses than it collects from customers. These excess VAT payments are refundable by the Mexican government. Prior to 2019, KCSM could offset its monthly refundable VAT balance with other tax obligations. In January 2019, Mexico tax reform eliminated the ability to offset other tax obligations with refundable VAT. Since January 2019, the Company has generated a refundable VAT balance and filed refund claims with the Servicio de Administración Tributaria (the “SAT”) that are still under review. KCSM has prior favorable Mexican court decisions and a legal opinion supporting its right under Mexican law to recover the refundable VAT balance from the Mexican government and believes the VAT to be fully collectible. As of September 30, 2021 and December 31, 2020, the KCSM refundable VAT balance was $142.6 million and $103.1 million, respectively. Refundable VAT is classified as a long-term asset on the consolidated balance sheets as a result of the prolonged refund claim process.

11. Commitments and Contingencies

Concession Duty. Under KCSM’s 50-year railroad concession from the Mexican government (the “Concession”), which could expire in 2047 unless extended, KCSM pays annual concession duty expense of 1.25% of gross revenues. For the three and nine months ended September 30, 2021, the concession duty expense, which is recorded within materials and other in operating expenses, was $4.7 million and $14.1 million, respectively, compared to $4.4 million and $12.7 million, for the same periods in 2020.

Litigation. Occasionally, the Company is a party to various legal proceedings, regulatory examinations, investigations,

administrative actions, and other legal matters, arising for the most part in the ordinary course of business, incidental to its operations. Included in these proceedings are various tort claims brought by current and former employees for job-related injuries and by third parties for injuries related to railroad operations. KCS aggressively defends these matters and has established liability provisions that management believes are adequate to cover expected costs. The outcome of litigation and other legal matters is always uncertain. KCS believes it has valid defenses to the legal matters currently pending against it, is defending itself vigorously, and has recorded accruals determined in accordance with U.S. GAAP, where appropriate. In making a determination regarding accruals, using available information, KCS evaluates the likelihood of an unfavorable outcome in legal or regulatory proceedings to which it is a party to and records a loss contingency when it is probable a liability has been incurred and the amount of the loss can be reasonably estimated. These subjective determinations are based on the status of such legal or regulatory proceedings, the merits of KCS’s defenses and consultation with legal counsel. Actual outcomes of these legal and regulatory proceedings may materially differ from the current estimates. It is possible that resolution of one or more of the legal matters currently pending or threatened could result in losses material to KCS’s consolidated results of operations, liquidity or financial condition.

During the second quarter 2021, several shareholder lawsuits were filed against the Company, naming the Company and members of its board of directors or CN and a wholly-owned subsidiary of CN as defendants. These claims allege, among other things, that the defendants caused a materially incomplete and misleading registration statement on Form F-4 relating to the proposed merger to be filed with the SEC in violation of Section 14(a) and Section 20(a) of the Exchange Act and rules and regulations promulgated thereunder. The complaints seek, among other relief, an injunction preventing the defendants from proceeding with, consummating, or closing the Merger unless and until purportedly omitted information is disclosed; rescission of the Merger if consummated or awarding of rescissory damages; unspecified further damages; and an award of costs, including attorneys’ and experts’ fees. After these shareholder lawsuits were filed, the Company filed supplemental disclosures relating to the proposed merger with CN. All of the shareholder lawsuits that had been filed were thereafter voluntarily dismissed by the plaintiffs.

Environmental Liabilities. The Company’s U.S. operations are subject to extensive federal, state and local environmental laws and regulations. The major U.S. environmental laws to which the Company is subject include, among others, the federal Comprehensive Environmental Response, Compensation and Liability Act (“CERCLA,” also known as the Superfund law), the Toxic Substances Control Act, the Clean Water Act, and the Hazardous Materials Transportation Act. CERCLA can impose joint and several liabilities for cleanup and investigation costs, without regard to fault or legality of the original conduct, on current and predecessor owners and operators of a site, as well as those who generate, or arrange for the disposal of hazardous substances. The Company does not believe that compliance with the requirements imposed by the environmental legislation will impair its competitive capability or result in any material additional capital expenditures, operating or maintenance costs. The Company is, however, subject to environmental remediation costs as described in the following paragraphs.

The Company’s Mexico operations are subject to Mexican federal and state laws and regulations relating to the protection of the environment through the establishment of standards for water discharge, water supply, emissions, noise pollution, hazardous substances and transportation and handling of hazardous and solid waste. The Mexican government may bring administrative and criminal proceedings, impose economic sanctions against companies that violate environmental laws, and temporarily or even permanently close non-complying facilities.

The risk of incurring environmental liability is inherent in the railroad industry. As part of serving the petroleum and chemicals industry, the Company transports hazardous materials and has a professional team available to respond to and handle environmental issues that might occur in the transport of such materials.

The Company performs ongoing reviews and evaluations of the various environmental programs and issues within the Company’s operations, and, as necessary, takes actions intended to limit the Company’s exposure to potential liability. Although these costs cannot be predicted with certainty, management believes that the ultimate outcome of identified matters will not have a material adverse effect on the Company’s consolidated financial statements.

Personal Injury. The Company’s personal injury liability is based on semi-annual actuarial studies performed on an undiscounted basis by an independent third party actuarial firm and reviewed by management. This liability is based on personal injury claims filed and an estimate of claims incurred but not yet reported. Actual results may vary from estimates due to the number, type and severity of the injury, costs of medical treatments and uncertainties in litigation. Adjustments to the liability are reflected within operating expenses in the period in which changes to estimates are known. Personal injury claims in excess of self-insurance levels are insured up to certain coverage amounts, depending on the type of claim and year of occurrence. The personal injury liability as of September 30, 2021, is based on an updated actuarial study of personal injury claims through April 30, 2021, and review of the last five months’ experience. Although these estimates cannot be predicted with certainty, management believes that the ultimate outcome will not have a material adverse effect on the Company’s consolidated financial statements.

Tax Contingencies. Tax returns filed in the U.S. for periods after 2015 and in Mexico for periods after 2012 remain open to examination by the taxing authority. The Internal Revenue Service (“IRS”) has initiated an examination of the 2017 deemed mandatory repatriation tax included in the 2017 U.S. federal tax return and an examination of the 2016 U.S. federal tax return. The SAT, the Mexican equivalent of the IRS has initiated examinations of the KCSM 2013 through 2020 Mexico tax returns and the Financiera Inspira, S.A. de C.V. SOFOM, E.N.R. 2016 and 2017 Mexico tax returns. The Company does not expect that these examinations will have a material impact on the consolidated financial statements. During the first quarter of 2017, the Company received audit assessments from the SAT for the KCSM 2009 and 2010 Mexico tax returns. In 2017, the Company commenced administrative actions with the SAT. During the first quarter of 2018, the audit assessments were nullified by the SAT. In the third quarter of 2018, the SAT issued new assessments and the Company filed administrative appeals with the SAT. The Company believes that it has strong legal arguments in its favor and it is more likely than not that it will prevail in any challenge of the assessments.

Contractual Agreements. In the normal course of business, the Company enters into various contractual agreements related to commercial arrangements and the use of other railroads’ or governmental entities’ infrastructure needed for the operations of the business. The Company is involved or may become involved in certain disputes involving transportation rates, product loss or damage, charges, and interpretations related to these agreements. While the outcome of these matters cannot be predicted with certainty, the Company believes that, when resolved, these disputes will not have a material effect on its consolidated financial statements.

Credit Risk. The Company continually monitors risks related to economic changes and certain customer receivables concentrations. Significant changes in customer concentration or payment terms, deterioration of customer creditworthiness, bankruptcy, insolvency or liquidation of a customer, or weakening in economic trends could have a significant impact on the collectability of the Company’s receivables and its operating results. If the financial condition of the Company’s customers were to deteriorate and result in an impairment of their ability to make payments, additional allowances may be required. The Company has recorded provisions for credit losses based on its best estimate at September 30, 2021.

Panama Canal Railway Company (“PCRC”) Guarantees and Indemnities. At September 30, 2021, the Company had issued and outstanding $5.6 million under a standby letter of credit to fulfill its obligation to fund fifty percent of the debt service reserve and liquidity reserve established by PCRC in connection with the issuance of the 7.0% Senior Secured Notes due November 1, 2026 (the “PCRC Notes”). Additionally, KCS has pledged its shares of PCRC as security for the PCRC Notes.

12. Geographic Information

The Company strategically manages its rail operations as one reportable business segment over a single coordinated rail network that extends from the midwest and southeast portions of the United States south into Mexico and connects with other Class I railroads. Financial information reported at this level, such as revenues, operating income and cash flows from operations, is used by corporate management, including the Company’s chief operating decision-maker, in evaluating overall financial and operational performance, market strategies, as well as the decisions to allocate capital resources. The Company’s chief operating decision-maker is the chief executive officer.

The following tables provide information by geographic area (in millions):

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
Revenues	2021	2020	2021	2020
U.S.	$409.5	$341.2	$1,160.5	$1,025.5
Mexico	334.5	318.4	1,039.0	913.7

Total revenues	$744.0	$659.6	$2,199.5	$1,939.2

Property and equipment (including concession assets), net	September 30, 2021	December 31, 2020
U.S.	$5,728.6	$5,594.6
Mexico	3,449.8	3,403.2

Total property and equipment (including concession assets), net	$9,178.4	$8,997.8

13. Subsequent Event

Foreign Currency Hedging. During October 2021, the Company entered into foreign currency forward contracts with an aggregate notional amount of $30.0 million, which mature in January 2022. These contracts obligate the Company to sell a total of Ps.627.3 million at a weighted-average exchange rate of Ps.20.9 to each U.S. dollar.

The Company has not designated these foreign currency derivative instrument as hedging instruments for accounting purposes. The Company will measure the foreign currency derivative instruments at fair value each period and will recognize any change in fair value in foreign exchange gain (loss) within the consolidated statements of operations.